UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

April 1, 2010
Date of Report (date of Earliest Event Reported)

CHINA TEL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA		98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12520 High Bluff Drive, Suite 145, San Diego, CA 92130
 (Address of principal executive offices and zip code)

(858) 259-6614
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement.

On April 1, 2010, China Tel Group, Inc. (“Company”) exercised its right to terminate that certain Stock Purchase Agreement between the Company and Excel Era Limited (“Excel”) effective as of February 9, 2010, as amended by that certain First Amendment to Stock Purchase Agreement effective as of February 15, 2010 and that certain Second Amendment to Stock Purchase Agreement effective as of March 5, 2010 (collectively, “Excel SPA”).    In terminating the Excel SPA, the Company reserved its rights and remedies against Excel under the Excel SPA and in connection with all representations by Excel associated therewith.  Attached hereto and incorporated by reference herein as Exhibit 99.1 is a copy of the Company’s letter to Excel dated April 1, 2010 terminating the Excel SPA.

Item 8.01                      Other Events.

On February 9 2010, the Company and Isaac Organization (“Isaac”) entered into that certain Stock Purchase Agreement effective as of February 9, 2010, as amended by that certain First Amendment to Stock Purchase Agreement effective as of March 5, 2010 (collectively, “Isaac SPA”).  On March 31, 2010, Isaac withheld making the $20 million installment payment called for under the Isaac SPA, as Isaac expressed a desire to renegotiate its terms in light of recent developments.  In the event the terms of the Isaac SPA are renegotiated, the Company will disclose any modified or revised terms of the Isaac SPA through the filing of a Form 8-K.

Item 9.01                      Exhibits.

99.1	China Tel Group, Inc. Letter dated April 1, 2010 Terminating Excel Era’s Stock Purchase Agreement

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA TEL GROUP, INC.

Date: April 1, 2010	By:	/s/ Kenneth Waggoner
Kenneth Waggoner
Vice President & General Counsel